Exhibit (d)(56)

FORM OF ASSUMPTION AGREEMENT

AGREEMENT made as of             , 2010 among NORTHERN TRUST INVESTMENTS, N.A. (“NTI”) and NORTHERN TRUST GLOBAL INVESTMENTS LIMITED (“NTGIL”), each a subsidiary of THE NORTHERN TRUST COMPANY.

WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI and NTGIL have been jointly appointed as investment advisers to the International Growth Equity Fund (the “Fund”) of Northern Funds pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement dated January 29, 2008, as amended (the “Investment Advisory Agreement”); and

WHEREAS, NTI and NTGIL now desire to have NTI be the sole investment adviser with respect to the Fund pursuant to the Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. NTI hereby assumes all rights and obligations of NTGIL under the Investment Advisory Agreement with respect to the Fund.

2. NTI and NTGIL hereby represent that (i) the management personnel of NTGIL responsible for providing investment advisory services to the Fund under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees or associated persons of NTI where they will continue to provide such services for the Fund, and (ii) NTI and NTGIL remain subsidiaries of The Northern Trust Company. Consequently, NTI and NTGIL believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Fund.

3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	NORTHERN TRUST INVESTMENTS, N.A.

By
(Authorized Officer)

Attest:	NORTHERN TRUST GLOBAL INVESTMENTS LIMITED

By
(Authorized Officer)